Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

GLF - Q2 2012 GulfMark Offshore Earnings Conference Call

EVENT DATE/TIME: JULY 24, 2012 / 01:00PM GMT

CORPORATE PARTICIPANTS

David Butters GulfMark Offshore - Chairman

Quintin Kneen GulfMark Offshore - EVP, CFO

Bruce Streeter GulfMark Offshore - CEO, President

David Rosenwasser GulfMark Offshore - EVP, COO

CONFERENCE CALL PARTICIPANTS

Jeff Spittel Global Hunter Securities, LLC - Analyst

James West Barclays Capital - Analyst

Gregory Lewis Credit Suisse - Analyst

Joseph Gibney Capital One Southcoast, Inc. - Analyst

Trey Stolz IBERIA Capital Partners - Analyst

Todd Scholl Clarkson Capital Markets - Analyst

Jacob Inge Morgan Stanley - Analyst

PRESENTATION

Operator

Welcome, everyone, to the GulfMark Offshore second quarter 2012 earnings conference call. My name is Emily, and I will be your conference specialist for this presentation. On the call today are David Butters, Chairman; Bruce Streeter, President and Chief Executive Officer; and Quintin Kneen, Chief Financial Officer. (Operator Instructions). Please note this event is being recorded.

Conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors. These risks are more fully disclosed in the Company’s filings with the SEC. The forward-looking comments on this conference call should not therefore be regarded as representations and that the projected outcomes can and will be achieved. Thank you.

I would like to turn the call over to Mr. David Butters. Please go ahead.

David Butters - GulfMark Offshore - Chairman

Thank you, Emily, and welcome, everyone, to GulfMark Offshore’s second quarter earnings conference call. Our format today will pretty much follow our tradition, with one exception. Today we will be joined by David Rosenwasser, our newly appointed Executive Vice President and Chief Operating Officer. David will cover the market as we see it today on a global basis. His remarks will be reinforced by Bruce Streeter’s remarks covering the markets further down the road. But to begin I think we will have Quintin Kneen, our Chief Financial Officer, review the financials reported last evening. So, Quintin, could you begin?

Quintin Kneen - GulfMark Offshore - EVP, CFO

I will. Thank you, David. As usual we will speak for 15 to 20 minutes, and then we will open it up for questions. We will try to provide additional clarity on the second quarter results, and throughout the call we will comment on our expectations for the remainder of 2012.

As we indicated in the press release, results for the second quarter were characterized by the typical seasonal recovery in the North Sea and a substantial pickup in the US Gulf of Mexico. Quarterly revenue was $104.9 million, up 20% over the prior quarter, and similar to the last quarter, revenue up 8% over the same quarter last year. Looking at the remainder of 2012, we anticipate that consolidated revenue for the third and fourth quarters of 2012 will be between $105 million and $110 million per quarter, and that revenue for the third quarter will be higher than the fourth.

On a sequential quarterly basis revenue for the North Sea region was $45.4 million, up $7.7 million or 21% over the first quarter amount. Driving the increase in revenue was a 5 percentage point increase in utilization and a 10% increase in the average day rate. Looking at the year-over-year change in the North Sea, Q2 2012 compared to Q2 2011 showed a 4% increase in revenue for the region, which we see as confirming the continuing year-over-year improvement in the region.

Our Southeast Asia region continues to turn in good quarterly results. Revenue for the second quarter was $15 million, up 6% in comparison to Q1, driven by a 3 percentage point increase in utilization and the addition of another vessel to the region, which we talked about on the Q1 call, which we relocated from Brazil. Average day rate continued to decrease slightly, but overall margins and returns on capital continue to be very strong.

Revenue for the Americas region was up 25% on a sequential quarterly basis to $44.5 million. On a year-over-year basis revenue for the region was 19% higher than revenue in the second quarter of last year. Driving the increase in revenue was a 7% increase in average day rate and a 16 percentage point increase in utilization. Within the region the US Gulf of Mexico was the driver of increases in both average day rate and utilization.

On a consolidated basis operating costs were over our quarterly guidance of $47 million to $48 million, but consistent with the first quarter. We now expect that the average quarterly rate for 2012 to be approximately $49 million, reflecting the fact that the run rate for the first half has been slightly higher than we originally anticipated.

We still anticipate approximately $29 million of drydock expense during 2012. Originally we anticipated spending $17 million in the first half of 2012, and thus far we ended up spending $13.8 million. We anticipate spending approximately $5 million in the third quarter and $10 million in the fourth. We will continue to adjust the timing of these drydocks to minimize the impact, but our current estimate remains at $29 million of drydock expense for 2012.

General and administrative expense for the quarter amounted to $12 million, which is our expected average quarterly run rate for the full year 2012. Looking forward to the third and fourth quarters, we still anticipate that general and administrative expense will average out to be approximately $12 million per quarter for the year.

Consolidated depreciation of $14.9 million was essentially flat sequential and consistent with our anticipated quarterly run rate. As a result, consolidating operating income before special items was $21.6 million.

Interest expense for the second quarter was $4.8 million, which gets us back to our original guidance of between $4.5 million and $5 million per quarter. As you may recall, interest expense in the last quarter had one time charges associated with our bond refinancing in Q1.

The tax provision for the second quarter was $3.2 million or 18% of pretax income, and for the first half of 2012 the tax rate has averaged 17%, which is about $800,000 higher than our anticipated tax rate for 2012 of between 11% and 13%. And 17% is now where we currently anticipate our full year 2012 tax rate to fall. Our vessels operate in many different tax jurisdictions, and based on the concentration of activity our tax rate will go through moderate fluctuations from year-to-year, but based on our historical experience we anticipate that our long-term rate is still approximately 11%.

A special item we have in the second quarter is the $1.7 million loss on extinguishment of debt. This is the second and final charge related to retirement of the bonds that we announced in March. One portion of the bond repayment was done in March and the other in early April, so the charge was spread over both quarters.

Capital expenditures for the quarter amounted to $45.3 million. Included in that amount is $41.1 million for progress payments on the vessels under construction. In Q2 we also completed the sale of two vessels during the quarter for proceeds of $17.1 million. All considered cash, used in investing activities netted to $28.1 million during the quarter.

There are currently 11 vessels that we will be constructing over the next three years, and the total value of these vessels is approximately $456 million. As of June 30 we had spent approximately $88 million on these vessels, and we anticipate spending another $82 million in the second half of 2012. We anticipate spending $238 million in 2013, $38 million in 2014, and $10 million in 2015 to complete this construction program.

The vessels will begin to deliver in Q2 2013. We anticipate two vessels to be delivered in Q2 2013, three vessels in Q3 2013, three vessels in the fourth quarter of that year, one vessel in the first quarter of 2014, and one vessel in the fourth quarter of 2014, and one in the first quarter of 2015. A schedule that sets out the basic vessel specifications, estimated construction price, anticipated delivery date and initial operating region will be included in the 10-Q for the quarter.

The funding of the vessels will be largely through cash currently on hand and cash generated by operations over the next three years, though we will also begin to utilize our revolving credit facilities. Cash on hand at quarter end was $146.5 million. Our total net debt — total debt less cash — was $200.2 million at June 30. That is a decrease in net debt of $4.3 million since March 31 and reflects the amount that we spent on net capital expenditures that I mentioned a moment ago of $28.1 million, offset by the positive amount of cash provided by operating activities during the quarter of $32.6 million.

On the last call we estimated that we would finish the year with net debt between $230 million and $250 million at year end. We continue to believe we will be in the range, and we expect to be in the low end of that range by year end. This reflects an improvement to our internal forecast to the remainder of the current year, principally in the US Gulf of Mexico, offset by additional capital expenditures of $19 million associated with payments in 2012 related to the additional two vessels we added to the construction program.

Incidentally, that pickup in activity in the Gulf of Mexico is the primary factor driving the forecasted tax rate for 2012 to be slightly higher.

To recap, at quarter end the senior notes represented $300 million of our outstanding indebtedness. There was $6.7 million outstanding under our revolving credit facility. And the outstanding balance on the term loan facility was $40 million. Total outstanding indebtedness at quarter end was therefore $346.7 million. Net of cash, the balance at quarter end was $200.2 million.

Contract cover for the remainder it of 2012 stands currently at 66%. Consolidated contracted revenue for the remainder of 2012 is $153 million, and that is revenue dollars. The $153 million of revenue dollars for 2012 breaks out as follows. $69 million for the North Sea, $32 million for Southeast Asia, and $52 million for the Americas. Forward contract cover for 2013 stands currently at 34%, and the total US dollar value of backlog is currently $526 million.

And with that I will transfer the call over to Bruce and David to give more detail on current market conditions and more perspective on the remainder of 2012.

Bruce Streeter - GulfMark Offshore - CEO, President

Thanks, Quintin. I would like to add my congratulations to David Rosenwasser to the opening remarks of our Chairman, and we are glad to add David to the call.

We are also initiating revenue guidance with this call, and I will speak a little bit more to that later. But it is our desire and our expectation that we continue to focus on the long-term while at the same time giving you adequate information to analyze the short-term.

I’m sure everyone is pleased to see a more than 20% jump in revenue and a very significant growth at the operating margin level. Throughout the quarter we received a lot of questions about revenue potential and our ability to control costs in an environment where cost control is seen as an issue. I think revenue, given the reduction in the number of vessels from last year and the higher number of drydocks this year, is indicative of a strong achievement by all of our regions. On the cost side I may be wrong, but what I is see is a slightly higher expense in getting ready to handle the operating tempo, but overall good cost management in all regions.

2012 is a hard year for us, and a very difficult one to prove growth and to explain how it builds for our future. We have sold some vessels, appropriate for our strategy, but that action takes away from the current year. We have set in motion fleet additions, and we will talk more about that. But we have add only one vessel to the fleet, and the benefit from the first of the three stretches while selling off five owned vessels and one from a joint venture.

We have an increased drydock budget that is not quite but nearly double the previous year and well above the average. If I compare this year to a typical year of drydocks and consider the lost revenue days, I would say you are pulling out more than $12 million of potential revenue from the line compared to a typical year, and even more when comparing to last year.

In addition, we have mobilized the majority of the vessels that were in Trinidad back to the Gulf, one vessel from Brazil to the Gulf, and one from Brazil to Asia. Despite all of the nonrevenue days in the first two quarters, revenue is higher than the corresponding period the previous year. We still have drydocks to complete, and we will continue to move some boats as we take advantage of growing opportunities in several areas. So the second half will take the same kind of result and effort as the first half to grow revenue over the strong second half that we had in 2011.

I will leave it to David to review operational positions across the fleet and will switch to what I think is much more important, the strategic outlook in 2013 and beyond.

As the press release indicated, we are moving ahead on new construction in the Gulf of Mexico. I suspect most of you expected further measured growth, and we have now reached the point where we are comfortable with design, price and market potential for a very large vessel for the Gulf of Mexico. We have ordered two ships with an option for a further two ships. This brings our total new vessel order to 11 vessels, and although the latest order is similar to large vessel designs and progress in Europe, I would say we are building six designs to six market segments.

Our timing should be excellent, as we are moving ahead and delivering vessels starting in 2013 in a period that we are told constantly is a time of rapidly improving marketplace. Cash flow from operations has supported progress payments to date, and while we will utilize borrowings as appropriate, we intend to combine growth with a strong balance sheet.

Besides new construction, we will continue to upgrade the current fleet and will attempt through further sales and vessel movements to optimize the fleet. We will shortly conclude a further sale of a crewboat and potentially a further vessel after that. We reached the point in the feasibility process where we will take a further stretch project to regulatory bodies and anticipate starting on a 210 vessel class sometime during 2013. We will move a further vessel out of Brazil about the same time we return the vessel being modified here in the Gulf for its new contract in Brazil. The stretch project covering three additional vessels similar to the initial three has started, and we will do a further DP upgrade in the North Sea during the fall.

I have said a lot about the potential that can be identified in a strong market. These changes create that potential for GulfMark but also position us well to react to any market we face in the future. Our intent is to focus on improving in 2012, but what we are really looking forward to is the future. 2013 should be a significantly better year for us.

As stated in the press release, we intend to present revenues guidance going forward. We do so with some misgivings. The nature of our business is such that revenue can change rapidly and be influenced by a number of factors. Changes in revenue don’t [or always or] necessarily mean significant changes in our business. We are building a long-term value business and do not want to overemphasize short-term changes. Having said that, we understand revenue is an important reference in evaluating our performance.

Our providing guidance gives is a clear expectation guidance of our expectations, and to the extended as helpful in following our business, we will provide that guidance. We will work our way through the process, but the intent now is to provide the guidance and not update it except on quarterly calls.

With that I will turn the call over to David to highlight current activity and developments in various markets. In the end I will come back with a few summary remarks.

David Rosenwasser - GulfMark Offshore - EVP, COO

Thank you, Bruce, and good morning, everyone. I would like to quickly walk us through each of our three operating regions and try to give color on what we see going forward.

As Quintin mentioned the North Sea, Southeast Asia and Americas regions all experienced quarter over quarter improvements, not only on revenue but also [with respected to] utilization. These improvements were driven largely by overall market conditions coupled with our repositioning of vessels during the first and second quarters.

Looking forward, the North Sea remains a strong, largely contracted market for us, with only a handful of our vessels available in the spot market at any given time. We’ve done reasonably well in the market, that’s been slower to develop than most expected. Number of factors such as Brazil and the reluctance of European owners to increase their presence there, rig down time, labor issues, additional PSVs into the market, et cetera, have contributed to this. But as we move into August and beyond, the market should smooth out, and several projects will draw anchor handlers and other vessels out of the area.

Going forward, we do expect a greater overall spend on deep water in the region than we have seen in the past, meaning further increases in demand for new generation high spec DP PSVs. This coupled with a large rig order book; increasing activity around the world such as Brazil, West and East Africa; and easing political unrest in the Middle East helps us remain optimistic about the long-term growth prospects of the region.

Southeast Asia saw a slight uptick in revenue, driven by improving utilization as the quarter developed. Rates remained flat however, as a number of anchor handling vessels are available in the market. We have a mix of term and spot market exposure in the region, with no vessels currently available. While we have been able to roll relatively well from one contract to the next, overall utilization for the quarter was approximately 80%. Given distances between contracts and various contract work scopes, which may or may not support paid mobilizations from one area to another, this is not unusual.

As Bruce mentioned last time, we decided to mobilize an anchor handler, which completed a multiyear charter in Brazil, to Southeast Asia in quarter one. This vessel went on hire almost immediately after she arrived Singapore and has just secured a further long-term charter, which takes her well into 2014 at a favorable rate.

Given the success of this vessel, we are evaluating mobilizing another vessel into the region that is completing her multiyear charter in Brazil as well. This PSV could leave Brazil as early as the end of August and has the ability to work in any of our three regions, but would need to undergo the regulatory drydock first, delaying her revenue contributions somewhat.

The Americas and particularly the US Gulf saw the largest increase is in revenue and utilization of any of our operating areas around the world. Revenue and utilization increased 25% and 21% respectively from Q1 of this year. Average utilization surpassed 90%, with the rates approaching peak Gulf of Mexico rates not seen since 2008. The impact of the three 230 class and newly acquired 250 class vessels led the way, allowing us to expand not only our work scope, but also our client base.

Currently, rates are continuing to move up, but at a much more measured pace. Utilization remains strong, with limited availability of new generation DP2 vessels. Brazil rates are continuing to move up, but large increases in operating costs coupled with the increasing difficulty of working for Petrobras means that each tender must be evaluated carefully.

We have entered into a new multiyear PSV contract in Brazil and are finishing up modifications to that vessel here in the US Gulf. We expect she will return to Brazil and begin work later this year, as early as Q4.

Trinidad and Mexico remain active markets for us, with good opportunities for future work in each. Although we have moved most of our vessels out of Trinidad and back to the US Gulf, market rates and demand there means two vessels will remain and stay into next year. Currently we have three vessels working in Mexico, and as Bruce mentioned earlier, we expect to sale — excuse me — sell one of those vessels, a crewboat, shortly.

Lastly, given these market developments in the Americas, we have committed to stretch three additional vessels at the end of 2012 into 2013 and, as Bruce mentioned initiated the feasibility study to enhance up to ten more of the larger PSVs. This would give us a total of six 230 class and up to 11 250 class DP vessel in the Gulf. This is in addition to the four new build PSVs which we have recently announced. These two 280 class and two 300 class new generation DP2 PSVs are expected to deliver Q3 2013 through 1Q 2015, allowing us to enter the market in a measured approach, helping to facilitate our crewing needs going forward.

So that’s the overall of what we are seeing around the world. And with that, I would like to turn it back over to Bruce.

Bruce Streeter - GulfMark Offshore - CEO, President

Thanks, David. Second quarter reflected a higher degree of utilization, a strong effort and improving markets. There may be some inconsistency market to market during third and fourth quarter, but we are confident that we are making the moves that will result in a strong 2012 and set us up for 2013 and beyond. As I look around the world, I note that in Southeast Asia, as we approach the end of the quarter, utilization improved, and we did see a couple of vessels fixed at rates that showed better increases than what we have seen in the past, and we ended the quarter at virtually 100% utilization. Now we have one vessel going into drydock, but that vessel has a contract when it comes out. So we are seeing increased strength in that area.

We are seeing great strength and a improvement in the Gulf of Mexico, and while we are talking about some inconsistency in the North Sea, you have to look in comparison at what the second quarter was as a reflection of the first quarter. We have higher visibility in the spot market this year than we did last year, but we by and large have good contract cover, and we have done reasonably well in the spot market that we have seen.

So 2012, a year of transition if you will for us. We have maintained a strong balance sheet. We have encouraged and controlled our contract coverage. We have allowed ourselves the ability to modify vessels, take them out of service; to move vessels, take them out of service. We have some inconsistency in the drydocks in as much as we have a high drydock year, which is a reflex of the purchase in 2008 of the Gulf of Mexico vessels, and over time that should smooth out a bit.

Next year we have a much lower drydock schedule. Many of the moves will be there. We are expecting great things as we had a number of high spec vessels and at the same time we sell off smaller, older vessels that are not big significant revenue contributors into the future.

So all things look positive. They look to be developing in the way we want them to. And we are taking advantage of it as this year continues, and we fight through and improve over the performance of last year, and as we approach the potential in 2013 and beyond.

And with that I’ll turn it over for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Our first question will come from Jeffrey Spittel of Global Hunter Securities. Please go ahead.

Jeff Spittel - Global Hunter Securities, LLC - Analyst

Thanks. Good morning, gentlemen. I wanted to touch on drydocking for the second half of the year. Is there any one geographic area that will be disproportionally impacted by drydocking activity in either the third or fourth quarter in your view?

Bruce Streeter - GulfMark Offshore - CEO, President

I don’t know about — we do have a number of drydocks to go in the US, but we did a number of them in the first half as well. So I don’t know it will show any significant difference. We have hopefully our last vessel for the year in drydock in Brazil at present. And we do have some in the North Sea, and we do have two in Southeast Asia. I don’t know that we will see any dramatic change market to market.

Jeff Spittel - Global Hunter Securities, LLC - Analyst

Okay. And in the Gulf of Mexico, as we head into storm season, obviously the cadence of permitting has been a lot better, pretty vibrant overall market outlook. Is there any discernible change in body language from operators or reluctance to drill through the heart of hurricane season this year, or do we assume that utilization should behave pretty well in the third quarter?

David Rosenwasser - GulfMark Offshore - EVP, COO

Thus far we haven’t seen anything that seemed unusual. Everyone is cautiously optimistic it will be a slow hurricane season this year. With the addition of some floaters in the US Gulf, that has helped to mitigate that somewhat. But so far it has been relatively benign.

Jeff Spittel - Global Hunter Securities, LLC - Analyst

Great. Thanks, guys.

Operator

Your next question comes from James West of Barclays. Please go ahead.

James West - Barclays Capital - Analyst

Good morning, guys.

Bruce Streeter - GulfMark Offshore - CEO, President

Good morning.

James West - Barclays Capital - Analyst

Bruce or David, in your comments kind of around the Gulf of Mexico, a couple of questions. One, and I think I can probably back into it, but how many vessels do you have in the US Gulf today? And number two, David, you made a comment on rates, while they moved up significantly, that the kind of pace of rate increases had slowed, and I was curious if that is a question of the market just absorbing vessels that have come back? If it’s some—because we are back to kind of peak levels? What kind of is driving that slowness in that rate of change?

David Rosenwasser - GulfMark Offshore - EVP, COO

14 vessels in the Gulf. But I think we saw a big move earlier in the year with respect to rates. I will think there was a correction, if you will, as operators grabbed ahold of vessels, with the concern that they may not have sufficient vessels for their operating programs going forward.

At this point a lot of that equipment has been contracted, either for the medium or long-term. What we are seeing now is various smaller term projects, looking for vessels on a 30, 60, 90 day type basis. There still are inquiries out for multiyear charters, but for the most part a lot of the bigger tonnage has been swallowed up. And as a result, that big rate increase—grabbing the boats for the longer period—has already happened.

Bruce Streeter - GulfMark Offshore - CEO, President

Remember, during the first half of the year we didn’t anticipate as rapid of growth as we have seen, and the conservative outlook is that we should not see as high an anticipation in the second half of the year. Time will tell that. But you — are as the previous caller’s question indicated, you are into the hurricane season. This is probably the start of the point in time when you should expect some level out, and we will see how this moves forward.

But remember, as you phase into the second half of the year and into the first half of next year you add a significant number of high specification drilling rigs to the marketplace. Availability of vessels — the DP2 vessels in the Gulf is going to be significant. It is going to be a significant concern to operators.

James West - Barclays Capital - Analyst

Okay. That is very helpful. And then, Bruce, with the 11 new builds you have announced at this point, how many options — I know you have two additional options you announced today — but you how many options in total do you outstanding? And from our overall perspective of wanting to balance growth with maintaining the strong balance sheet, what level of new building activity would but be comfortable with, given what looks like good, very solid improving conditions on a global basis?

Bruce Streeter - GulfMark Offshore - CEO, President

I would be comfortable with considerably more, but Quintin seems to be more cert than conservative than me.

I think on balance we want to make sure that the balance sheet stays strong. We don’t necessarily feel that we have to pay for all of what we build out of cash flow. We do want to keep the availability such that if there are deals available where we could pick up existing vessels, that we have the opportunity and ability to just make the decision and move forward.

We don’t really have that many options that are left fixed under contracts. That is not to say that some of the orders that we have placed we couldn’t extend. We might pay slightly more than we had in the original option, but we let most of the European options lapse as we’ve focused on making sure our capacity sits there, to add to the vessels in — that we are adding in the Gulf. And we could very well expand that program here, and we could — for the first time in a long time Southeast Asia is starting to talk about future opportunities and what do they do after they get past 100% utilization.

So there are a lot of things in the mix. I think we still have a significant amount of capacity. It is nice to look at the net effect of additions so far this year. The cash flow and the cash from vessel sales has exceeded what we have put out for CapEx, and at the same time you are still looking at a pretty significant number of vessels going to be add to our fleet during 2013.

James West - Barclays Capital - Analyst

Okay. That’s very helpful. Thanks, guys.

David Rosenwasser - GulfMark Offshore - EVP, COO

I want to clarify. I said 14 vessels, but if we include the smaller vessels — our crewboats and SFVs — the total number is 20.

James West - Barclays Capital - Analyst

In the Gulf.

David Rosenwasser - GulfMark Offshore - EVP, COO

Right.

James West - Barclays Capital - Analyst

Thank you.

Operator

The next question from Gregory Lewis of Credit Suisse. Please go ahead.

Gregory Lewis - Credit Suisse - Analyst

Thank you and good morning.

Bruce Streeter - GulfMark Offshore - CEO, President

Good morning.

Gregory Lewis - Credit Suisse - Analyst

Bruce, you touched on Southeast Asia a bit. Could you talk a little bit more are about what is going on in that basin? And what I mean is, if I look at the drydock days in southeast Asia for the quarter, it didn’t look like there was any, but yet utilization trended sideways. Is that just a function of real competition coming from some of the come competitors in that basin, or is it more a function of just not a lot of work?

Bruce Streeter - GulfMark Offshore - CEO, President

No, I actually — I know at least one of the anchor handlers was in drydock during the quarter, and I think we started — or we finished a second drydock. Maybe the expense was in the first quarter. But the outlook there is pretty strong, and we are actually anticipating higher utilization. In fact, perhaps higher are than we have seen in quite a few years in Southeast Asia.

What is encouraging to me is the concept of backlog. For the last two years plus we have basically moved from job to job. Vessels have come back to Singapore. And if you look at this last quarter, we had effective utilization of 87%. And if you go back a year ago, we had 56%. So that is a pretty dramatic upswing.

But what I like is when we get the information from Southeast Asia they say such and such a boat will finish. It is going to do its drydock and then it’s going a two-well-plus contract in Vietnam, or we look like we have got six months of additional backlog on the job that it is on. And we are really encouraged.

Last quarter I talked about the fact that rates were reasonably flat, that we might have seen something like a $1,000 a day pickup on a number of vessels. But I think the more recent fixtures have been more are on the order of $2,000 to $2,500 increase. So I read a lot of stuff that says Southeast Asia is getting better. I tend to take all of that with a grain of salt. But what we have seen — and particularly in June and now in the first half of July — gives me some belief that we are going to see pretty significant utilization during the second half of the year.

Gregory Lewis - Credit Suisse - Analyst

Okay. And in thinking about the pick up in utilization in Southeast Asia, you gave former contract coverage for Southeast Asia. It’s about a third of the fleet is fixed for next year. As Q3 plays out, should we expect that to carry into 2013, and are we going to potentially see that contract coverage increase?

Bruce Streeter - GulfMark Offshore - CEO, President

I would think so. And hopefully 2013 you are going to reflect fewer drydock days. You are not going to have the mobilization days that you’d have — that you had for the anchor handler at the beginning of this year or the vessel that comes out of Brazil, which may go to Southeast Asia or may go elsewhere.

Gregory Lewis - Credit Suisse - Analyst

Okay, great. And then just one last question for me. Of the drydock days in the Americas, how many of those were roughly related to stretch programs?

David Rosenwasser - GulfMark Offshore - EVP, COO

We don’t actually have that broken out. We would have to look at it. But it is not that much. It just carried over a bit into the first part of the year. But I wouldn’t call it significant at all.

Bruce Streeter - GulfMark Offshore - CEO, President

But the first three vessels, the average number of days out of service was 92. And for the next three we have not taken any of them out of service. They are working on the mid-bodies, but we are trying to schedule it so that we move that average down, but probably something in the 85 to 90 day is what you are going see for those three vessels.

David Rosenwasser - GulfMark Offshore - EVP, COO

And that is going to be mitigated somewhat. What we are trying to do — and it may work — we are trying to match our regulatory drydocking period with the stretch at the same time. So that should reduce the number of out of day service, if you will with, respect to loss of revenue.

Gregory Lewis - Credit Suisse - Analyst

Okay. Perfect. Thank you very much.

Operator

Our next question comes from Joe Gibney of Capital One. Please go ahead.

Joseph Gibney - Capital One Southcoast, Inc. - Analyst

Thank you. Good morning. I was wondering if you could get just a little bit more granular on your North Sea spot exposure in the second half? Just the number of vessels that you have exposed and the asset class?

Bruce Streeter - GulfMark Offshore - CEO, President

We only have one anchor handler in the spot market, which may be a good thing. And we currently have two older PSVs in the UK side. And two large PSVs on the Norwegian side. One of the vessels on the UK side starts a long-term contract in August, but you one other vessel that has a contract that expires in the near future may come on the spot market on the UK side. So we may taper down from effectively five vessels down to four or three as we move into the fall, but we intentionally have kept it to five vessels through the summer.

Joseph Gibney - Capital One Southcoast, Inc. - Analyst

Okay. Helpful, thank you. One point of clarification, the impending potential crewboat sale. I wasn’t clear if that was out of the Gulf of Mexico fleet or Mexico. I think, David, you indicated Mexico. Bruce, I thought you might have said Gulf of Mexico. Could you clarify that for me?

Bruce Streeter - GulfMark Offshore - CEO, President

The vessel has been — actually was working in Trinidad before, but what happened is its time chartered in Mexico now ahead of the sale. So it will be sold when the time charter period ends.

Joseph Gibney - Capital One Southcoast, Inc. - Analyst

And this is another aluminum hulled kind of 170 or lower crewboat?

Bruce Streeter - GulfMark Offshore - CEO, President

Yes.

Joseph Gibney - Capital One Southcoast, Inc. - Analyst

Thank you. I’ll turn it back.

Operator

Our next question comes from Trey Stolz of IBERIA Capital Partners. Please go ahead.

Trey Stolz - IBERIA Capital Partners - Analyst

Good morning, guys. Thanks. A quick couple questions on North Sea and then the new builds. Look to the North Sea, you gave some comments, Bruce, but maybe if you could give us a little more detail. The anchor handler market there and how that gets better, what we are seeing in the early part of third quarter, July so far. Anything else is you can help us is to understand that market and what might go on in the remainder of 2012?

Bruce Streeter - GulfMark Offshore - CEO, President

Well, I would like a little better understanding myself. It was a market that people anticipated to be very strong this year. And I think a number of small factors have influenced it, and it’s had a knock on effect on the PSV side. And my take on a may be slightly different than others.

Weather has been a factor. So you’ve had brief flurries of intense activity, but then you have had periods where weather has restricted activity, and it has allowed rates to drop off. We have actually been very lucky in both of those instances in that vessels that we had were continued on through the period, and it worked out reasonably well for us.

You have had part of the vessels that are supporting the construction fleet have come back, and you have had a number of new construction PSV deliveries that have come through the center of the summer, and so those vessels kind of have to moderate through the market. And that has to come extent restricted the benefit that anchor handlers could have been taking PSV or spot cargo jobs.

There are some tow-outs and some project work. Originally we kind of thought that would start to move out around July 4, but it has not. It seems to be something that comes a little bit later. So you will see some levels of strength in the marketplace.

A number of rigs that were out of service, either ones that were just entering the marketplace or ones that had survey requirements, ended up taking longer times in shipyards, so I think the number of active rig days in the first half — certainly Norway was not — I don’t think was as strong on the drilling side as people anticipated. The UK was much stronger than it was a year ago, but I don’t know that caught up the slack. So we will see.

I suspect that most people will still tell you that the second half will be stronger on the anchor handling side than first half, but I don’t think that it is going get to the level that people anticipated at the beginning of the year. For us, we only have one anchor handler in the spot market, so we are more focused on how the PSV side works. But the anchor handler has done reasonably well, and we expect that it will continue to do so the rest of the year.

Trey Stolz - IBERIA Capital Partners - Analyst

All right, great. And on the new builds, have you chosen a yard? And what is the shipyard situation like in the United States? How has that evolved since maybe your competitor announced several new builds with 48 options out there? And I guess what do you think — is there some defensive strategy in those options, or is shipyard availability drying up a little bit? What can we expect?

Bruce Streeter - GulfMark Offshore - CEO, President

Well, we thought about building them and flying them in, but — there always seems to be shipyard capacity. There are only an identifiable number of shipyards in the United States that are reasonably capable of building supply vessels. I don’t think any of them will tell you that they are at maximum capacity. But it is — in order to get the shipyard slot, the pricing that you want, and the timing of delivery, it takes some effort. We spend a long time developing the spec, the design, and identifying where we were on the shipyard process.

Trey Stolz - IBERIA Capital Partners - Analyst

And you have chosen a shipyard?

Bruce Streeter - GulfMark Offshore - CEO, President

Yes. The —

Trey Stolz - IBERIA Capital Partners - Analyst

All right, in — I’m sorry?

Bruce Streeter - GulfMark Offshore - CEO, President

Go ahead.

Trey Stolz - IBERIA Capital Partners - Analyst

On the labor side, how you are you staffing up ahead of time, given the shortage and issues other companies are facing, public and private, in the domestic market?

Bruce Streeter - GulfMark Offshore - CEO, President

Well, part of the process of developing your long-term vision is the fact that you have to maintain your levels of reliability. You have a series of inspection criteria, especially for majors and super majors, and you have to have a focus on quality and safety, and that means that you can’t just throw people at the boats. You have to have a plan, and you have to schedule. And that is partly identifies why we have chosen certain shipyards, certain locations, and why we have chosen specific timings. We will have to take the time to qualify, train, and ensure that we have people.

But we have a long process. We have been doing this for an extended period of time. We involve people from both the deck and the engineering side in the shipyard phase. We build out crews with experienced people — with a mix of experienced people, many of who have taken ships out of shipyards before, and then some new hires that will get initial experience and be some of the first people on the boats. And it has worked out well in the past, and it will as we go forward.

Trey Stolz - IBERIA Capital Partners - Analyst

All right are. And one last little one, maybe a for Quintin. Forgive me if I missed this if you disclosed this earlier, but is there a maintenance CapEx number on an annual basis we can think of for the fleet?

Quintin Kneen - GulfMark Offshore - EVP, CFO

Yes, we are looking at a number between $10 million and $15 million on an annual basis for CapEx that is unrelated to vessel construction.

Trey Stolz - IBERIA Capital Partners - Analyst

All right. Great. Thanks so much, guys.

Operator

Our next question comes from Todd Scholl of Clarkson Capital Markets. Please go ahead.

Todd Scholl - Clarkson Capital Markets - Analyst

Good morning, guys.

Bruce Streeter - GulfMark Offshore - CEO, President

Good morning.

Todd Scholl - Clarkson Capital Markets - Analyst

Most of my questions have been answered, but I just had a couple of follow-ons. Have you given the dead weight tonnage for the new build vessels yet that you are going to be building?

David Rosenwasser - GulfMark Offshore - EVP, COO

There is two. We have two classes essentially; two what we call 280 class and two will be 300 class. The 280 class will be larger than 3,000 deadweight ton, and the 300 class will be larger than 5,000 deadweight ton.

Todd Scholl - Clarkson Capital Markets - Analyst

And have you guys — can you give us clarification around the price per deadweight ton yet, or are not going to clarify the actual costs of the vessels?

Bruce Streeter - GulfMark Offshore - CEO, President

We typically — I think you can read the Q and get the actually cost of the vessel, but cost per deadweight ton, I don’t know that there is any relevance to it. I checked yesterday, and a Mercedes costs more per pound to build than a Honda accord.

Todd Scholl - Clarkson Capital Markets - Analyst

Okay. And then for David I just had another kind of follow-on question for the North Sea. I mean, it seems like that — from an anchor handler perspective that market kind of has been in a perpetual state of oversupply. And what we are hearing is that just because of lack of rig moves, you are seeing a lot of those anchor handlers bid for supply work. Are you seeing the same thing? Is that what you’re hearing, and do you expect that to potentially put pressure on the PSVs that you guys have in the region?

David Rosenwasser - GulfMark Offshore - EVP, COO

We are seeing that, and as Bruce mentioned, there is some what of a knock on effect. But as we talked about earlier, we do expect and we hope it will smooth out as we go forward.

Bruce Streeter - GulfMark Offshore - CEO, President

The one thing is remember that it affects the spot market. It does not affect the term market at all. The anchor handlers are not going to compete with the PSVs on term work, and that is where our primary focus is.

Because we had improvements coming in Southeast Asia and the Gulf of Mexico, we have higher spot availability in the North Sea this year than last year and in the normalized year, but it — we are able to move, if you will, and shift more toward more term utilization if we see a continued concern about anything in the anchor handling market. Remember, we have only got one anchor handler that is in the market right now.

Todd Scholl - Clarkson Capital Markets - Analyst

Right. And then just kind of one final question. You guys mentioned — I think Bruce you said you had maybe a bit more of an appetite for new build vessels. Have you considered any of the Chinese yards at all? Is that something that is even on the plate? Because we hearing that there are pretty attractive yards — yard financing that out there as some of the Chinese yards try to get in the OSV game.

David Rosenwasser - GulfMark Offshore - EVP, COO

We do evaluate yards all over the world, and we are always looking for opportunities to build a vessel that’s not only attractively priced but has good quality. What we’ve found — and we have a little bit of experience with some vessels out of China. What we have found is that the quality, although it is improving, it is still not the same as what you might find in other areas, including the US and Norway and so on. And so at this point I think what we are really doing is continuing to evaluate the possibilities of building in China, but we just haven’t found anything yet that we are attracted to.

Bruce Streeter - GulfMark Offshore - CEO, President

But we have tried to avoid, if you will, commodity vessels that are chartered only on price. We want the piece of equipment that has long-term value and it has inherent characteristics that make it attractive to the oil companies. And that means that they are pretty technical. Sometimes there is a bit of difficulty in the construction, and therefore if you want to meet timing requirements you need to make sure that the yard is capable of doing that. And so far Chinese yards have tended to be very late on delivery. and obtaining quality is difficult. Supervision requirements are much more are significant. And yes, you’re right, pricing is a lot cheaper, but pricing is a relative. It is the value of the piece of equipment that you get out over time that is the real goal in this game.

Todd Scholl - Clarkson Capital Markets - Analyst

Okay, great. Thanks. That’s all for me.

Operator

Our next question comes from [Jacob Inge] of Morgan Stanley. Please go ahead.

Jacob Inge - Morgan Stanley - Analyst

Good morning, guys. Just a quick question from my end. Could you give us a quick update on the labor situation in the Gulf of Mexico. Have you seen cost inflation ease slightly, and how do you think it going to play out going forward?

David Rosenwasser - GulfMark Offshore - EVP, COO

We have seen some cost inflation. I think as you have new equipment coming into the Gulf with respect new builds and vessels coming back, there is a tight market for labor. We have worked through it pretty well I think. Going forward will we continue to see price pressure? We may. We have a fairly good I think incentive program for our are mariners that rewards long-term service, and that has allowed us to maintain a very large percentage of our long lived mariner fleet, if you, will with respect to labor.

So additional pricing pressure will come I think, but I think we are doing a pretty good job mitigating that.

Jacob Inge - Morgan Stanley - Analyst

All right. Thank you.

Operator

(Operator Instructions). I have no further questions in the queue, so that will conclude today’s question and answer session. I would like to turn the conference back over to Mr. Streeter for any closing comments.

Bruce Streeter - GulfMark Offshore - CEO, President

Thanks, everyone. We appreciate you joining us on the call. It has been a good quarter for us. We are looking forward to the future, and we look forward to talking to you at the end of the next quarter. Thank you.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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